10900 Wilshire Boulevard, Suite 850
Los Angeles, California 90024

     October 2, 2001

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Magnetek, Inc, which will be held on Wednesday, October 31, 2001 at 10:00 a.m., at the Financial Relations Board/BSMG Worldwide, 640 5th Avenue at 51st Street, New York, New York.

     The matters on the agenda for the meeting are set forth in the attached Notice of Annual Meeting of Stockholders. In addition to the agenda items, there will be a report on operations and an opportunity for questions. We have also included the Annual Report, which contains the Annual Report on Form 10-K (without exhibits), for the 2001 fiscal year.

     We hope you can attend the meeting. Whether or not you can attend, it is important that you sign, date and return your proxy card as soon as possible. If you decide to attend the meeting, you may vote in person if you desire, even if you previously mailed your proxy card. Your vote, regardless of the number of shares you own, is important. We urge you to indicate your approval by voting FOR the matters indicated in the Notice.

     On behalf of the Board of Directors, we thank you for your cooperation.

Sincerely, /s/ Andrew G. Galef Andrew G. Galef Chairman of the Board of Directors, President and Chief Executive Officer

10900 Wilshire Boulevard, Suite 850
Los Angeles, California 90024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Magnetek, Inc.:

     Notice is hereby given that the 2001 Annual Meeting of Stockholders (the “Annual Meeting”) of Magnetek, Inc. (the “Company”) will be held on Wednesday, October 31, 2001, at 10:00 a.m., at the Financial Relations Board/BSMG Worldwide, 640 5th Avenue at 51st Street, New York, New York for the following purposes:

     1. To elect the Company’s Board of Directors for the ensuing year to serve until the next Annual Meeting of Stockholders and thereafter until their respective successors are elected and have been qualified.

     2. To approve the adoption of the Company’s 2001 Employee Stock Purchase Plan.

     3. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

     The record date for purposes of determining stockholders entitled to receive notice of and to vote at the 2001 Annual Meeting is the close of business on September 21, 2001. Only stockholders of record as of that time are entitled to such notice and to vote at the Annual Meeting.

     All of the Company’s stockholders are invited to attend the Annual Meeting. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED ENVELOPE PROVIDED WITH THIS NOTICE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON, EVEN THOUGH YOU SEND IN YOUR PROXY CARD PRIOR TO THE MEETING.

By Order of the Board of Directors, /s/ Andrew G. Galef Andrew G. Galef Chairman of the Board of Directors, President and Chief Executive Officer
Los Angeles, California October 2, 2001

PROXY STATEMENT

Annual Meeting of Stockholders
October 31, 2001

     The Board of Directors of the Company is soliciting the enclosed Proxy for use at the 2001 Annual Meeting of Stockholders (the “Annual Meeting”) of Magnetek, Inc. (the “Company”) to be held on Wednesday, October 31, 2001, at 10:00 a.m., at the Financial Relations Board/BSMG Worldwide, 640 5th Avenue at 51st Street, New York, New York. This Proxy Statement was initially sent to stockholders on or about October 2, 2001.

     Shares represented by a Proxy will be voted at the Annual Meeting as directed if the Proxy is properly executed and delivered. In the absence of instructions, shares represented by valid Proxies will be voted in accordance with the recommendations of the Board of Directors set forth herein. At any time prior to the voting, a Proxy may be revoked by written notice to the Secretary of the Company or by subsequently filing another properly executed Proxy. Any stockholder present at the meeting may vote in person even though the stockholder may have previously executed and delivered a Proxy.

     The cost of solicitation of Proxies will be paid by the Company. The Company has retained D.F. King & Co., Inc. to aid in the solicitation of Proxies at a fee not expected to exceed $7,000, plus reasonable disbursements. In addition to solicitation of Proxies by use of the mail, D.F. King & Co., Inc. and directors, officers or employees of the Company may, without additional compensation, solicit Proxies personally, by telephone or by other appropriate means. The Company will request banks, brokerage firms and other custodians, nominees or fiduciaries holding shares of the Company’s common stock for others to send proxy materials and annual reports to and to obtain proxies from their principals, and the Company will reimburse them for reasonable expenses incurred in doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     Voting rights are vested exclusively in holders of the Company’s common stock, par value $.01 per share (“Common Stock”). As of the close of business on September 21, 2001, the record date, there were 22,627,047 shares of Common Stock issued and outstanding, including 100,000 shares held in Treasury. Each share of Common Stock outstanding on such date is entitled to one vote on all matters. The presence of a majority of the outstanding shares of Common Stock, either represented in person or by Proxy at the meeting, is necessary to constitute a quorum for purposes of conducting business at the Annual Meeting.

     Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business. With regard to the election of directors, votes may be cast in favor of the Board’s recommendations or withheld. Votes withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on any proposal other than the election of directors and will be counted as present for purposes of the item on which the abstention is noted. Therefore, such abstentions will have the effect of a negative vote. Under applicable Delaware law, broker non-votes are not counted for purposes of determining the votes cast on a proposal. To the Company’s knowledge, no matters other than those described in this Proxy Statement will be presented at the meeting.

BENEFICIAL OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Company’s outstanding Common Stock as of September 1, 2001 (except as otherwise indicated) by (i) each person believed by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s current executive officers named in the Summary Compensation Table below, and (iv) all current executive officers and directors of the Company as a group. Except as otherwise indicated below, the address of each such person is that of the Company, 10900 Wilshire Boulevard, Suite 850, Los Angeles, California 90024.

	Number of Shares(1)	Percent(1)

ICM Asset Management, Inc. (2)	2,347,497	10.4
W. 601 Main Avenue, Suite 600
Spokane, Washington 99201

Dimensional Fund Advisors, Inc. (3)	1,895,200	8.4
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Dreyfus Corporation (4)	1,806,300	8.0
200 Park Avenue
New York, NY 10166

David L. Babson and Company Incorporated (5)	1,423,900	6.3
One Memorial Drive
Cambridge, Massachusetts 02142-1300

Andrew G. Galef (6)	1,420,891	6.1

Thomas G. Boren (7)	33,250	*

Dewain K. Cross (8)	152,550	*

Paul J. Kofmehl (9)	112,750	*

Frederick D. Lawrence(10)	36,750	*

Mitchell I. Quain (11)	45,050	*

Robert E. Wycoff (12)	47,750	*

David P. Reiland (13)	407,092	1.8

Alexander Levran (14)	287,620	1.3

Antonio Canova (15)	249,511	1.1

Richard L. Pratt (16)	113,333	*

Current Executive Officers and Directors as a group	3,156,188	12.8
(15 persons) (17)

* Less than one percent Notes:

(1)	For purposes of this table, a person is deemed to have “beneficial ownership” of any security as of a given date when such person has the right to acquire such security within 60 days after such date.

2

Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares beneficially owned by them. The number of shares and percentage ownership amounts do not reflect amounts listed in the table representing common stock equivalents.

(2)	As of June 30, 2001, according to public filings. In its most recent available public filing, ICM Asset Management, Inc. (“ICM”) states it has shared investment power with respect to all of these shares.

(3)	As of June 30, 2001, according to public filings. In its most recent available public filing, Dimensional Fund Advisors Inc. states it has sole investment power with respect to all of these shares.

(4)	As of June 30, 2001, according to public filings. In its most recent available public filing, Dreyfus Corporation states it has sole investment power with respect to all of these shares.

(5)	As of June 30, 2001, according to public filings. In its most recent available public filing, David L. Babson and Company Incorporated states that it has sole investment power with respect to all of these shares.

(6)	Includes 822,501 shares issuable upon exercise of options by Mr. Galef. Also includes 593,391 shares held in a trust and 5,000 shares held by Mr. Galef’s spouse, each as to which Mr. Galef disclaims beneficial ownership.

(7)	Includes 30,750 shares issuable upon exercise of options by Mr. Boren. Does not include 13,701 shares allocated to Mr. Boren’s account as of a recent date under the Magnetek, Inc. Amended and Restated Director Compensation and Deferral Investment Plan (the “DDIP”) deemed to be invested in stock equivalents.

(8)	Includes 84,750 shares issuable upon exercise of options by Mr. Cross. Does not include 12,765 shares allocated to Mr. Cross’account as of a recent date under the DDIP deemed to be invested in stock equivalents.

(9)	Includes 100,750 shares issuable upon exercise of options by Mr. Kofmehl. Does not include 14,332 shares allocated to Mr. Kofmehl’s account as of a recent date under the DDIP deemed to be invested in stock equivalents.

(10)	Includes 26,750 shares issuable upon exercise of options by Mr. Lawrence. Does not include 10,442 shares allocated to Mr. Lawrence’s account as of a recent date under the DDIP deemed to be invested in stock equivalents.

(11)	Includes 5,750 shares issuable upon exercise of options by Mr. Quain. Does not include 5,874 shares allocated to Mr. Quain’s account as of a recent date under the DDIP deemed to be invested in stock equivalents.

(12)	Includes 38,750 shares issuable upon exercise of options by Mr. Wycoff. Also includes 9,000 shares held in a living trust, as to which Mr. Wycoff disclaims beneficial ownership. Does not include 14,878 shares allocated to Mr. Wycoff’s account as of a recent date under the DDIP deemed to be invested in stock equivalents.

(13)	Includes 325,353 shares issuable upon exercise of options by Mr. Reiland and 5,717 shares held in the 401(k) Plan as of June 30, 2001. Also includes 39,735 shares held in a living trust, as to which Mr. Reiland disclaims beneficial ownership.

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(14)	Includes 286,334 shares issuable upon exercise of options by Dr. Levran and 536 shares held in the 401(k) Plan as of June 30, 2001.

(15)	Consists of 249,511 shares issuable upon exercise of options by Mr. Canova.

(16)	Includes 33,333 shares issuable upon exercise of options by Mr. Pratt.

(17)	Includes 2,227,824 shares issuable upon exercise of options by executive officers and directors as a group as of September 1, 2001, and 6,253 shares held in the 401(k) Plan as of June 30, 2001. Also includes, for certain executive officers and directors, shares held by spouses or children, as to which such executive officers and directors disclaim beneficial ownership, and shares held by trusts, as to which such executive officers and directors disclaim beneficial ownership.

DIRECTORS

     The following table sets forth certain pertinent information regarding the individuals who have been nominated by the Nominating and Corporate Governance Committee of the Board of Directors to serve as directors of the Company. All of the individuals listed are currently directors of the Company.

Name	Age	Position
Andrew G. Galef	68	Chairman of the Board of Directors,
		President and Chief Executive Officer
Thomas G. Boren	52	Director
Dewain K. Cross	64	Director
Paul J. Kofmehl	73	Director
Frederick D. Lawrence	53	Director
Mitchell I. Quain	49	Director
Robert E. Wycoff	71	Director

     Mr. Galef has served as Chairman of the Board of Directors since July 1984 and has been President and Chief Executive Officer of the Company since May 4, 1999. Mr. Galef was also the Chief Executive Officer of the Company from September 1993 until June 1996. He has been President of The Spectrum Group, Inc. (“Spectrum”), a private investment and management firm, since its incorporation in California in 1978 and has served as Chairman and Chief Executive Officer of Spectrum since 1987. In addition, Mr. Galef serves as the Chairman or as a director of other privately held Spectrum portfolio companies. Prior to the formation of Spectrum, Mr. Galef provided professional interim management services and advice to companies with serious operating and financial problems. Mr. Galef was formerly a director of Warnaco, Inc., a diversified apparel manufacturer, and its parent, The Warnaco Group, Inc., and was the former Chairman of Aviall, Inc., an aircraft engine refurbishment and services company, and Exide Corporation, a manufacturer of automotive and industrial batteries. Mr. Galef is also a former director and Chairman of Petco Animal Supplies, Inc.

     Mr. Boren has been a director of the Company since October 1997. He is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Boren serves as Executive Vice President of PG&E Corporation and President and Chief Executive Officer of PG&E National Energy Group, which markets energy services and products throughout North America. Prior to PG&E Corporation, Mr. Boren was with Southern Company where he served as Executive Vice President and as President and CEO of Southern Energy Inc., Southern Company’s worldwide power plant, energy trading, and energy services business. Mr. Boren joined the Southern Company in 1968 at its subsidiary Georgia Power, where he held various positions in power supply engineering, finance, external affairs, strategic planning and ultimately as Senior Vice President.

     Mr. Cross has been a director of the Company since November 1994. He is Chairman of the Audit Committee and a member of the Pension Committee. Mr. Cross joined Cooper Industries, Inc. in 1966 as Manager of Taxation and subsequently served as Director, Accounting and Taxation, Assistant Controller, and Treasurer. Mr. Cross was appointed Vice President, Finance of Cooper Industries in 1972 and was named Senior Vice President, Finance of Cooper Industries in 1980. He retired from Cooper Industries in April 1995. Mr. Cross served for several years as a member of the Financial Council II of the Manufacturers’ Alliance for Productivity and Innovation, and is a member of the American Institute of Certified Public Accountants. He is currently a director of Circor International, Inc.

     Mr. Kofmehl has been a director of the Company since November 1990. He is a member of the Audit and Nominating and Corporate Governance Committees. Last year the Company waived its mandatory retirement policy for Mr. Kofmehl for two years, until the 2002 Annual Meeting of Shareholders. In 1991 Mr. Kofmehl joined Franklin Health Group (“Franklin”) as a partner, and in 1995 Franklin was merged with Corning, Inc., where he was employed until February 1997. Mr. Kofmehl currently serves as advisor to the President and Chief Executive Officer of Franklin, which was acquired by a private investment group in 1997. Mr. Kofmehl held various positions with International Business Machines Corp. from 1955 until his retirement in 1988, most recently serving as IBM Vice President and Group Executive, Americas Group, and as a member of the IBM Corporate Management Board. During his career at IBM, Mr. Kofmehl had executive responsibilities for various international sectors, including Europe, Canada, Latin America, the Middle East and Africa.

     Mr. Lawrence has been a director of the Company since July 1998. He is Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Mr. Lawrence is currently a venture partner in the firm Shepherd Ventures. Mr. Lawrence is the former Chairman and Chief Executive Officer of Adaptive Broadband Corporation, where he served from 1997 through 2000. From 1994 to 1997, he served as Chief Executive Officer of ComStream and President of the Transmission Group of ADC Telecommunications. From 1982 to 1994, he held executive positions with Sprint Corporation, becoming President and Chief Executive Officer of United Telephone of Florida, Sprint’s largest local telephone division. Prior to that, Mr. Lawrence served in positions of increasing responsibility with Michigan Bell/AT&T.

     Mr. Quain has been a director of the Company since January 2000 and is a member of the Audit and Pension Committees. Mr. Quain is Vice Chairman of Investment Banking at ABN AMRO, a global full service wholesale and retail bank, having served since 1997 as the Global Head of the Industrial Manufacturing and Technologies Group at ING Barings LLC prior to the acquisition of its banking business by ABN AMRO in 2001. From early 1997 until its acquisition by ING Barings later that year, Mr. Quain was an Executive Vice President and member of the Board of Directors and of the Management Committee of Furman Selz. Prior to joining Furman Selz, Mr. Quain was a partner with Wertheim & Company. Mr. Quain currently serves as Chairman of the Board of Overseers of The University of Pennsylvania’s School of Engineering and Applied Sciences and serves on the University’s Board of Trustees. He is also the Vice Chairman of the University’s Finance Committee and serves on the Board of Trustees of Curry College, in Milton, Massachusetts. In addition, Mr. Quain is a director of Mechanical Dynamics Inc., Register.com, Strategic Distribution Inc., and Titan International as well as privately held DGT Corp. and Roller Bearing Corp.

     Mr. Wycoff has been a director of the Company since January 1996. He is Chairman of the Pension Committee and a member of the Compensation Committee. Mr. Wycoff was President and Chief Operating Officer of Atlantic Richfield Company (“ARCO”) from January 1986 until June 1993. He was also a director of ARCO, a director of ARCO Alaska, Inc., and a director of ARCO Foundation, Inc. In addition, he served as Chairman of the Board and as a director of Lyondell Petrochemical Company. Following his retirement from these positions on June 1, 1993, he became President Emeritus of ARCO.

Mr. Wycoff is currently a Board Member of Santa Fe International. He is also Chairman Emeritus of LEARN and served on the Board of Governors of LAMP, civic organizations dedicated to education reform. He currently serves as Senior Advisor to the Alliance for Student Achievement, a successor organization to both LAMP and LEARN.

     The Company’s directors serve for one year and thereafter until their successors are duly elected and qualified. Directors who are not employees of the Company receive (i) an annual fee of $26,000, (ii) an annual fee of $4,000 for chairmanship of each committee, (iii) $1,500 for each Board meeting attended in person and (iv) $1,000 for each committee meeting attended in person or by telephone (applicable only to the chairman and members of a given committee). Pursuant to the Magnetek, Inc. Amended and Restated Director Compensation and Deferral Investment Plan, directors who are not employees or officers of the Company may elect to defer up to 100% of the annual retainer fees and meeting fees described above. The plan also permits eligible directors to receive shares of Common Stock in lieu of cash for meetings and requires eligible directors to receive shares of Common Stock in lieu of cash for the annual retainer fee. Mr. Galef does not receive fees for his service as a director. Directors may also receive stock option awards pursuant to the Company’s 1997 Non-Employee Director Stock Option Plan, as described below. Officers may serve on the Board of Directors, at the discretion of the Board.

THE BOARD OF DIRECTORS AND COMMITTEES

     Meetings. During fiscal year 2001,(1) the Board of Directors met in regular or special sessions four times. The Audit Committee met five times, the Compensation Committee met three times, the Pension Committee met two times and the Nominating and Corporate Governance Committee met once. The number of meetings includes telephonic meetings and does not include actions taken by unanimous written consent of the members of the Board of Directors or the Committees. Each of the Company’s directors who has been nominated for re-election attended at least 75 percent of the meetings of the Board of Directors held during fiscal 2001 and the meetings of the committees of which he is a member (during the period for which he has been a member), except Mr. Lawrence, who attended less than 75% of the meetings due to illness.

     Standing Committees. The Audit Committee makes recommendations regarding the selection of the Company’s independent auditors, reviews with the Company’s independent auditors their audit procedures and reviews the results of the annual audit examination and any accompanying management letters. The Audit Committee also reviews the written statement from the Company’s outside auditor concerning any relationships between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor and assesses the independence of the outside auditor, reviews with management and the Company’s independent auditors the Company’s annual audited financial statements and the results of any significant matters identified as a result of the Company’s independent auditors’interim review procedures. In addition, the Audit Committee periodically reviews the Company’s material contingent liabilities and annually reviews the adequacy of the Audit Committee’s charter, which was adopted by the Board of Directors in April 2000 and appears as Appendix A to this Proxy Statement. As of the date of this Proxy Statement, each of the Audit

(1)	The Company uses a 52-53 week fiscal year which ends on the Sunday nearest June 30. For clarity of presentation, all periods are presented as if the year ended on June 30. Fiscal year 2001 contained 52 weeks, fiscal year 2000 contained 53 weeks and Fiscal year 1999 contained 52 weeks.

6

Committee members is an “independent director” as defined by the listing standards of the New York Stock Exchange.

     The Compensation Committee reviews and approves the compensation of executive officers and of certain key employees and generally approves grants under stock option plans, incentive compensation plans and any other equity-based or long-term incentive plans. The Compensation Committee also reviews contributions to the Company’s retirement plans and reviews executive compensation programs, annual performance evaluations and the Proxy Statement Compensation Committee Report. See “Executive Compensation” and “Report of the Compensation Committee of the Board of Directors on Executive Compensation.”

     The Nominating and Corporate Governance Committee establishes the qualifications required for selection to the Board of Directors, reviews the desirability of each director’s standing for election to the Board for the next year, proposes nominees for election or re-election to the Board of Directors, and recommends the assignment of directors to various committees. The Nominating and Corporate Governance Committee also evaluates and makes recommendations regarding director compensation and benefits, periodically reviews each director’s stock ownership and determines if the recommended level of ownership is being achieved, evaluates the performance of the Chief Executive Officer and reports its evaluation to the Compensation Committee. The Committee also periodically reviews the Company’s corporate governance guidelines and monitors compliance with such guidelines.

     The Pension Committee establishes and reviews investment policies and guidelines for the Company’s qualified pension plan, reviews investment results and performance of the pension plan, reviews the accounting impact and costs related to the Company’s retirement plans, and reviews plan design, amendments and other issues related to the Company’s retirement plans.

     Other Compensation. Under the Company’s 1997 Non-Employee Director Stock Option Plan, each qualifying director (any director of the Company who on the date of the grant is neither an officer nor an employee of the Company or a subsidiary of the Company) is automatically granted annually, on each June 30, a non-qualified stock option to purchase 7,500 shares of the Company’s Common Stock. The per share exercise price of the option is the fair market value of a share of the Company’s Common Stock on the date of the grant. In fiscal year 2001, each of Messrs. Boren, Cross, Kofmehl, Lawrence, Quain and Wycoff received an option to purchase 7,500 shares. Fifty percent of the options vest on the first anniversary of the grant date and the remaining fifty percent vests on the second anniversary of the grant date.

COMPLIANCE WITH SECTION 16 OF
THESECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who own more than 10% of any equity security of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based solely on a review of the copies of the forms that the Company received, the Company believes that all Forms 4 or 5 were filed on a timely basis.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the three most recent fiscal years of those persons who served as the Company’s Chief Executive Officer during the last fiscal year, and the four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the last fiscal year (collectively, the “Named Officers”):

		Annual Compensation		Long-Term Compensation Awards Securities Underlying	All Other
Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Options (Shares)	Compen- sation (2)
Andrew G. Galef (3)	2001	$—	$—	100,000	$—
Chairman of the Board	2000	—	—	250,000	—
of Directors, President and	1999	—	—	0	—
Chief Executive Officer

David P. Reiland	2001	325,000	254,600	25,000	55,223
Senior Vice President	2000	325,000	76,400	108,469	6,864
and Chief Financial Officer	1999	357,500	0	62,439	7,735

Alexander Levran	2001	310,577	230,800	40,000	88,203
Senior Vice President,	2000	275,000	66,200	100,000	64,315
Technology	1999	275,000	0	60,000	10,326

Antonio Canova	2001	283,333	186,000	40,000	0
Executive Vice President	2000	250,000	64,800	100,000	0
	1999	250,000	0	30,000	0

Richard L. Pratt	2001	190,385	173,200	100,000	0
Executive Vice President	2000	—	—	—	—
	1999	—	—	—	—
Notes:

(1)	The amounts reflect bonuses for services rendered during the fiscal year indicated.

(2)	The 2001 amounts reflect, for Messrs. Reiland and Levran: $4,121 and $9,122, respectively, reimbursed under the Senior Executive Medical Reimbursement Plan, which terminated on January 1, 2001; $35,500 and $22,096, respectively, paid out under the Supplemental Executive Retirement Plan, which terminated in September 2000; $5,552 and $6,301, respectively, contributed by the Company to the Magnetek FlexCare Plus Retirement Savings Plan (a 401(k) plan) for the account of each such person; $10,000 each paid as reimbursement for executive medical and professional fees and $40,634 paid to Mr. Levran for relocation expense. Messrs. Galef and Canova are not covered in the foregoing plans and Mr. Pratt received no other compensation attributable to the plans during fiscal 2001.

(3)	Mr. Galef receives no direct compensation from the Company. Mr. Galef’s services as Chairman of the Board of Directors, President and Chief Executive Officer are provided to the Company in accordance with the provisions of a management agreement with The Spectrum Group, Inc. See “Report of the Compensation Committee of the Board of Directors on Executive Compensation” and “Certain Transactions” below.

8

Option Grants

Shown below is information regarding grants of stock options during the fiscal year ended June 30, 2001 to the Named Officers:

	Individual Grants Number of Securities Underlying Options Granted(1)	Percentage of Total Options Granted to Employees in Fiscal	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	(shares)	Year	($/share)	Date	5% ($)	10% ($)
Andrew G. Galef	100,000	8.4%	$7.9688	07/26/10	$501,160	$1,269,990
David P. Reiland	25,000	2.1%	$7.9688	07/26/10	$125,290	$317,498
Alexander Levran	20,000	1.7%	$7.9688	07/26/10	$100,232	$253,998
	20,000	1.7%	$11.3800	11/01/10	$143,138	$362,726
Richard L. Pratt	100,000	8.4%	$7.9688	07/26/10	$501,160	$1,269,990
Antonio Canova	40,000	3.4%	$7.9688	07/26/10	$200,464	$507,996

Notes:

(1)	Options were granted under the Company’s 1999 Stock Incentive Plan, except for Mr. Pratt’s options, which were granted under the Company’s 2000 Stock Option Plan. Options granted under both plans are exercisable with respect to one third of the shares covered thereby on each anniversary of the grant date, with full vesting occurring on the third anniversary date. Certain significant transactions involving the Company or its stock will make the options granted under this plan exercisable immediately and, should the Company’s Common Stock cease to be publicly traded, option holders would be entitled to receive cash in lieu of exercising and selling the shares subject to their options.

Aggregated Option Exercises and Year-End Option Values

Shown below is information relating to the fiscal year-end value of unexercised options for each of the Named Officers:

Name	Number Of Securities Underlying Unexercised Options At Fiscal Year-End		Value Of Unexercised In-The-Money Options At Fiscal Year-End(1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Andrew G. Galef	822,501	149,999	$1,423,337	$576,163
David P. Reiland	325,353	65,000	$272,641	$186,667
Alexander Levran	286,334	81,666	$812,985	$172,065
Richard L. Pratt	33,333	66,667	$145,999	$292,001
Antonio Canova	249,511	75,000	$391,601	$230,467

Notes:

(1)	Calculated using closing price on June 29, 2001 of $12.35 per share.

9

Change of Control Agreements

     In October 1998, the Company entered into Change of Control Agreements with each of Messrs. Reiland, Levran, and Canova that provide certain benefits upon termination of employment in connection with a Change of Control (as defined in such agreements). Their benefits upon termination include: (a) a single lump sum payment equal to: (1) any accrued vacation and unpaid base salary and bonus plus (2) a prorated portion of the executive’s bonus for the fiscal year in progress plus (3) an amount equal to 1 ½ times the executive’s base compensation; (b) continuation of certain fringe benefits for a period of 18 months following termination of employment; and (c) outplacement services. In addition, upon the occurrence of a Change of Control, the executive would become fully vested in all outstanding stock options and restricted stock awards, if any, granted to him.

Magnetek Flexcare Plus Retirement Pension Plan

     The Magnetek FlexCare Plus Retirement Pension Plan (the “Retirement Plan”) is a defined benefit retirement plan that covers employees of the Company (excluding employees of certain divisions and certain union employees). The Retirement Plan was established upon the merger of certain defined benefit retirement plans previously maintained by the Company. Although the Retirement Plan is a defined benefit plan, each non-union participating employee’s accrued benefit is determined by the “cash balance” credited to the employee’s retirement account. Such account is maintained for bookkeeping purposes only. “Contribution” amounts are credited to each employee’s retirement account annually ranging from 3.5% to 4.5% of an employee’s compensation up to the “integration level” and from 7% to 9% of compensation in excess of the “integration level” (as of January 1, 2001, compensation is limited to $170,000). The actual percentage varies depending upon years of vesting service with the Company. The “integration level,” which for calendar 2001 is $37,000, may vary annually. “Interest”, based upon the rates payable on certain U.S. Treasury debt instruments, is also credited to the employee’s bookkeeping account each year.

     Distributions are made in the event of retirement, death, disability or other termination of employment. Distributions are paid to vested participants in the form of a 10-year certain life annuity (unless a joint and survivor annuity is required or an alternative form of payment, such as a lump sum, is elected) in a monthly amount equal to the actuarial equivalent of the employee’s retirement account.

     The estimated annual benefits payable to Messrs. Reiland, Levran and Pratt under the Retirement Plan upon retirement at normal retirement age (payable in the form of a 10-year certain life annuity) are approximately $92,742, $42,211 and $41,349, respectively (assuming continued compensation at the present amounts (subject to the $170,000 limit) until normal retirement age and continued crediting of interest at the current rate, and disregarding cost-of-living adjustments to the compensation limit, limits under Section 415 of the Internal Revenue Code or the Social Security wage base). Mr. Galef and Dr. Canova do not participate in the plan.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

     There are no interlocks between the Company and other entities involving the Company’s executive officers and directors and those of other entities.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, consisting entirely of non-employee directors, approves all policies under which compensation is paid or awarded to the Company’s executive officers.

     General. The Company’s compensation program for executive officers currently consists of annual base salary and bonus as well as awards of stock options. The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Company and the contributions of each executive to that success. In addition, the Committee believes that base salaries should be consistent with competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Company and the contributions of each executive. Salary and bonus payments are primarily designed to reward current and past performance. The primary goal of the Company and the Committee is to excel in the creation of long-term value for stockholders. The principal incentive tool used to achieve this goal is the periodic grant of stock options to key employees. The Committee and management believe that awards of stock options accomplish many objectives.

     The Committee’s decisions concerning the base salary and total cash compensation (base salary plus bonus) of individual executive officers during fiscal year 2001 were made primarily in the context of executive performance in light of the Company’s circumstances, historical practice and the current competitive environment. The Compensation Committee considered competitive compensation data from independent sources. These sources included broad-based compensation surveys of various manufacturing and/or electronic equipment companies. External competitiveness is an important element of the Committee’s compensation policy. Equitable principles are also central to the Committee’s compensation policies. Compensation considered for the Company’s executive officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Company with comparable levels of responsibility. Stock options are awarded to provide incentives for superior long-term future performance as well as for retention of executive officers. Stock options are directly linked to the stockholders’ interests, since the potential value of the awards to the executive officers is directly related to the future price of the Company’s Common Stock. All stock option grants were made under the 1999 Incentive Stock Compensation Plan.

     Bonuses. For fiscal year 2001 the Committee adopted a formula (which varies from year to year) at the beginning of the fiscal year. The formula used for fiscal year 2001 was based upon the performance of the relevant business unit. Business units were rated based upon the achievement of profitability and asset management targets. The Committee believes these measures to be key drivers of stock performance over time. The profitability target was weighted at 75% and the asset management target at 25% in determining the overall performance rating. For the executive officers, cash bonuses were determined by multiplying a target incentive rate (a percentage of salary that increases with the level of responsibility) by the performance rating of the applicable business unit. For executives at the corporate level, cash bonuses were determined by multiplying a target incentive rate by a weighted average of the performance rating of all business units. Target incentive percentages ranged from 35% to 70% of an executive’s salary, and performance ratings ranged from 0 to 2.0. The Company exceeded performance thresholds for both profitability and asset management and bonuses were paid to officers for fiscal year 2001.

     Stock Options. The Committee awarded a total of 470,000 non-qualified stock options to the executive officers during the Company’s 2001 fiscal year, all of which were granted under the 1999 Stock Incentive Plan, except for Mr. Pratt’s, which were granted under the 2000 Stock Option Plan. In awarding these non-qualified stock options, the Committee reviewed the number of options previously granted to each executive officer, as well as the aggregate awards granted to all executive officers and associates of the Company, in light of stock option data from comparable companies in manufacturing and electronics industries. The size of the individual awards is designed to maintain competitiveness and promote long-term productivity from the executive officers.

     Chief Executive Officer. Mr. Galef’s services as Chairman of the Board of Directors, President and Chief Executive Officer are provided to the Company in accordance with the provisions of a management agreement with The Spectrum Group, Inc. (“Spectrum”), as amended. Under this agreement, Spectrum provides management services to the Company for an annual fee plus certain allocated and out-of-pocket expenses. The annual fee paid under this agreement in fiscal 2001 was $726,000, and such fee and expenses totaled $936,000 for fiscal 2001. In addition, Spectrum or its designee may receive an annual management bonus in an amount to be determined by, and within the discretion of, the Compensation Committee. For fiscal 2001, Spectrum was paid a bonus of $408,000. Mr. Galef, Chairman, President, Chief Executive Officer and owner of Spectrum, has provided strategic management services to a variety of companies for more than 20 years. The Board of Directors of the Company considers the management services provided by Spectrum important to achieving the Company’s objectives.

     Tax Deductibility Considerations. The Committee has reviewed the Company’s compensation plans with regard to the deduction limitation under the Code. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Officers, unless compensation is performance-based. None of the named executive officers received compensation in excess of $1 million in 2001. The Committee does not currently expect the compensation of any of the named executive officers to exceed the $1 million threshold in fiscal year 2002. While the Company intends to pursue a strategy of maximizing the deductibility of compensation paid to executive officers in fiscal year 2002, it also intends to maintain the flexibility to take actions that it considers to be in the Company’s best interests and to take into consideration factors other than tax deductibility.

     The foregoing report on executive compensation is provided by the following directors who comprise the Compensation Committee of the Board of Directors:

Thomas G. Boren (Chairman)
Frederick D. Lawrence
Robert E. Wycoff

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended June 30, 2001, for filing with the Securities and Exchange Commission.

Dewain K. Cross (Chairman)
Paul J. Kofmehl
Mitchell I. Quain

RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP, upon the recommendation of the Audit Committee of the Board of Directors of the Company, continues as the accounting firm selected by the Board of Directors to examine the accounts of the Company for the current year. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

     The aggregate fees and expenses billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended June 30, 2001 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $172,000.

Financial Information Systems Design and Implementation Fees

     During the year ended June 30, 2001, Ernst & Young LLP did not provide the Company with any services related to financial information systems design and implementation.

All Other Fees

     The Company estimates that the aggregate fees and expenses for all other services rendered by Ernst & Young LLP during the year ended June 30, 2001 were $362,000. These fees and expenses consist of $333,000 for audit-related services, including fees for benefit plan audits, business acquisition audits, foreign statutory audits, accounting, consultations and SEC filings, and $29,000 for non-audit services, including income tax compliance and consulting services.

PERFORMANCE GRAPH

     Shown below is information comparing the cumulative total return to stockholders of the Company’s Common Stock, the Standard & Poors 500 Index (“S&P500”), and a peer group comprised of five publicly-traded companies engaged in businesses that are comparable to that of the Company and, in management’s opinion, most closely represent the Company’s peer group, from June 30, 1996 to June 30, 2001. The information assumes that the value of the investment in the Company’s Common Stock, and each index, was $100 on June 30, 1996 and that all dividends were reinvested.

Source: S&P Compustat Company Name	Jun-96	Jun-97	Jun-98	Jun-99	Jun-00	Jun-01
MAGNETEK INC	100.00	172.73	163.64	109.74	83.12	129.87
S&P 500 COMP-LTD	100.00	134.68	175.29	215.19	230.78	196.57
PEER GROUP INDEX	100.00	110.68	84.60	122.76	341.76	134.52

*Peer Group: Artesyn Technologies Inc, C&D Technologies Inc., Power One Inc., SL Industries Inc., Vicor Corp.

CERTAIN TRANSACTIONS

     The Company has an agreement with the Spectrum Group, Inc. (“Spectrum”) whereby Spectrum will provide management services to the Company through December 31, 2002 for an annual fee plus certain allocated and out of pocket expenses. The Company’s Chairman is also the chairman of Spectrum. The services provided include consultation and direct management assistance with respect to operations, strategic planning and other aspects of the business of the Company. Fees and expenses paid to Spectrum for these services under the agreement amounted to $936,000 for the year ended June 30, 2001.

     During the year ended June 30, 2001, the Company paid approximately $32,000 in fees to charter an aircraft owned by a company in which the Chairman is the principal shareholder.

     The Company retained ING Barings to act as its agent in connection with the purchase of stock under its 10 million share repurchase program. Commissions paid to ING Barings during fiscal 2001, prior to acquisition of its US banking operations by ABN AMRO, amounted to $4,560. No commissions were paid to ABN AMRO following the acquisition of ING Barings. In the fourth quarter of fiscal 2000, the Company engaged ING Barings to evaluate strategic alternatives for its lighting business, pursuant to which ING Barings was paid a retainer as disclosed in the Company’s Proxy Statement for fiscal 2000. Following the Company’s divestiture of its lighting division during the fourth quarter of fiscal 2001, ABN AMRO, ING Barings’ successor, was paid $1,020,000, which represented a percentage of the transaction value of the sale and reimbursement of expenses related thereto. Mitchell Quain, one of the Company’s directors and a member of the Company’s Audit and Pension Committees, is Vice Chairman of Investment Banking at ABN AMRO and was formerly Executive Vice President and a Principal of ING Barings LLC and served as the Global Head of its Industrial Manufacturing and Technologies Group.

     The Company leases space for its business operations in Menomonee Falls, Wisconsin in two buildings owned by Richard Pratt’s wife, as her separate property. Richard Pratt is an Executive Vice President of the Company. The Company paid Mrs. Pratt $313,900 during fiscal 2001 to lease space in her buildings.

COMPANY PROPOSALS

     The following proposals will be submitted for stockholder consideration and voting at the Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

     The Nominating and Corporate Governance Committee of the Board of Directors of the Company has nominated and recommends for election as directors the following seven persons to serve until the next Annual Meeting of Stockholders and thereafter until their respective successors are elected and have been qualified:

Andrew G. Galef
Thomas G. Boren
Dewain K. Cross
Paul J. Kofmehl
Frederick D. Lawrence
Mitchell I. Quain
Robert E. Wycoff

     All of the nominees are presently directors of the Company. The enclosed Proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority granted in the Proxy will be exercised to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required. In the event that a nominee for director is proposed at the Annual Meeting, the enclosed Proxy may be voted in favor of or against such nominee or any other nominee proposed by the Board of Directors unless otherwise indicated. Shares may not be voted cumulatively for election of directors. Directors are elected by a plurality of the votes cast at the Annual Meeting either in person or by proxy.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES.

PROPOSAL 2
ADOPTION OF THE 2001 EMPLOYEE STOCK PURCHASE PLAN

     At the Annual Meeting, stockholders will be asked to approve the Company’s 2001 Employee Stock Purchase Plan (the “Plan”), which was adopted by the Board of Directors in September 2001, subject to approval by the Company’s stockholders. The Plan is intended to replace the existing employee stock purchase plan.

Summary of the Plan

     The following summary of the main features of the Plan is qualified in its entirety by reference to the complete text of the Plan, which is set forth as Appendix B to this Proxy Statement.

General

     The Plan is intended to provide employees of the Company and its designated subsidiaries with an opportunity to purchase shares of the Company’s Common Stock (“Shares”) through accumulated payroll deductions. Currently it is anticipated that the only foreign designated subsidiary that will participate in the Plan is the Company’s subsidiary in Italy, although the Plan authorizes the subsequent participation of other foreign subsidiaries, and it should be noted that there may be special tax and securities filing requirements unique to foreign subsidiaries that adopt the Plan. The Board believes that the Plan will help the Company attract and retain the services of employees and provide added incentives to them by encouraging stock ownership in the Company.

Eligibility

     All employees of the Company and any of its designated subsidiaries on the first day of any quarterly Offering Period (as defined below) and whose customary employment is at least 20 hours per week will be eligible to participate in the Plan. Under the Plan, the employment relationship is treated as continuing intact while an individual is on sick leave or other approved absence. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship is deemed to have terminated on the 91st day of such leave. Currently it is anticipated that approximately 1,600 employees will be covered by the Plan.

Stock Subject to the Plan

     The aggregate number of the Company’s Shares that can be issued under the Plan may not exceed 1,000,000. If the outstanding Shares have increased, decreased, changed into, or been exchanged for a different number or kind of shares of securities of the Company through any reorganization, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustment may be made by the Committee in the number and/or kind of shares which are subject to purchase under the Plan. No such readjustments shall be made for or in respect of stock dividends. For purposes of this paragraph, any distribution of Shares to shareholders in an amount aggregating 20% or more of the outstanding Shares shall be deemed a stock split, and any such distribution of less than 20% shall be deemed a stock dividend.

     In addition, upon the liquidation or dissolution of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as the result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or capital stock of the

Company to another corporation, the Committee may either terminate the Offering Period early, so as to end immediately before the closing date of such transaction, such that the Shares are issued under the Plan before the consummation of such event, or, if the Committee does not accelerate the Exercise Date (as defined below), then the holder of each option outstanding under the Plan will thereafter be entitled to receive at the next Exercise Date, upon the exercise of such option, the cash, securities and/or other property which a holder of one share of Common Stock was entitled to receive at the time of such transaction.

Method of Employee Participation in the Plan and Effect of Termination of Employment.

     Participants may save any whole percentage (from 1% to 10%) of their pay for the purchase of Common Stock under the Plan through payroll deductions. Participants may increase, decrease, or terminate payroll deductions at any time during an Offering Period by filing an appropriate form with the Plan administrator, to be effective as of the first day of the next pay period after the request is processed. Amounts deducted from participants’ paychecks will be credited to their “Plan Accounts.” No interest will accrue with respect to any amounts credited to these Plan Accounts, and participants may not withdraw funds from their Plan Accounts. The Shares will be purchased directly from the Company. No brokerage or other fees will be charged. Any balance in the participant’s Plan Account will be carried forward to the next Offering Period. The shares of Common Stock purchased for participants will be issued as of the last day of the Offering Period (each an “Exercise Date”). In order to maximize a participant’s tax benefits under Code Section 423 (as described below), the Shares purchased under the Plan will be restricted for two years from the beginning of the Offering Period. A participant may not sell or otherwise transfer ownership of the Shares during this restricted period (unless the participant has experienced a financial hardship, although the Committee (as defined below) may eliminate this exception), and certain executives are subject to other resale restrictions imposed by federal securities laws.

     If a participant terminates payroll deductions (or terminates employment), the amount accumulated to date will be used to purchase whole Shares on the next Exercise Date. Any remaining amount will be refunded to the participant.

Offering Periods

     The Plan is divided into four quarterly offering periods each year, beginning on each January 1, April 1, July 1 and October 1 (each an “Offering Period”). Subject to shareholder approval of the Plan, the first Offering Period shall commence on January 1, 2002 and end on March 31, 2002. Under the Plan, no participant may purchase more than $12,500 worth of Shares (based on the fair market value of the Shares on the first day of each Offering Period) during any calendar year, and no 5% owner of the Company may participate in the Plan.

Purchase Price

     Shares of the Company’s common stock will be purchased for each participant on the last day of each Offering Period (i.e., the Exercise Date) with the money deducted from their paychecks during the Offering Period. The purchase price per share of Common Stock will be equal to 85% of the lesser of (i) the fair market value of a Share on the first day of the Offering Period or (ii) the fair market value of a Share on the Exercise Date.

Transferability

     Rights to purchase shares of Common Stock under the Plan are exercisable only by the participant and are not transferable.

Administration

     The Plan is administered by a committee (the “Committee”) appointed by the Board of Directors of the Company which is composed of one or more officers or other employees of the Company. The Board or the Committee has full and exclusive discretionary authority to interpret and apply the terms of the Plan, to determine eligibility under the Plan, and to adjudicate all disputed claims under the Plan.

Market Price

     On August 31, 2001, the closing price of the Company’s Shares as reported in the Wall Street Journal was $10.40 per share.

Amendments and Termination

     The Board of Directors of the Company may amend, modify, or terminate the Plan at any time, except that the Board of Directors may not, without the approval of the Company’s shareholders, increase the aggregate number of shares of common stock that may be issued under the Plan (except as provided under “Stock Subject To The Plan” above), and provided that no termination, modification or amendment to the Plan may, without the consent of an employee then having an option under the Plan to purchase Shares, adversely affect the rights of such employee under such option.

Federal Income Tax Consequences

     This discussion relates only to the U.S. federal income tax laws pertaining to purchases of discounted stock under a U.S. tax-qualified employee stock purchase plan. Please note that the following is merely a summary of current law, and that administrative and judicial interpretations of such laws are subject to change. Eligible employees are advised to consult with their personal tax advisers and the tax laws of the country and state of their residence as to the effect of U.S. tax-qualified employee stock purchase plans under foreign, U.S. federal and state tax laws.

     The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Although participants will purchase stock with after-tax dollars, under the Code and the Plan they will not realize any additional taxable income as a result of their participation in the Plan or upon the purchase of Common Stock under the Plan (and neither the Company nor any of its subsidiaries will be entitled to a tax deduction at that time). Instead, taxation is deferred until the participant disposes of the Shares acquired under the Plan. The income tax consequences to the participant and the Company and its subsidiaries upon disposition of the Shares will depend on how long the participant has held the Shares.

     If the participant disposes of Shares acquired under the Plan more than two years after the beginning of the applicable Offering Period (a “qualifying disposition”), and the fair market value of the Shares at the time of disposition exceeds the purchase price of the Shares, then the participant will realize taxable income. An amount equal to the lesser of (i) the amount by which fair market value of the shares on the first day of the Offering Period exceeded the purchase price of the shares (calculated as of the first day of the Offering Period), or (ii) the amount by which the fair market value of the shares at the time of disposition exceeded the purchase price of the shares will be taxed as ordinary income. Any gain realized in excess of the amount taxed as ordinary income will be taxed as capital gain. The capital gains rate will depend on the participant’s holding period for the Shares. Generally, for purposes of determining this rate, the participant’s holding period for the Shares begins on the date the Shares are purchased. If the participant disposes of Shares purchased under the Plan more than one year after the applicable Exercise Date, the participant generally will have long-term capital gain or loss. Otherwise, the participant’s capital gain or loss will be short-term. If the participant disposes of Shares purchased under the Plan more than one year after the Shares are issued for less than the purchase price of the Shares, then the entire loss will be treated as a long-term capital loss. In either of these cases, neither the Company nor any of its subsidiaries will be entitled to a deduction for income tax purposes at any time.

     If the participant disposes of Shares acquired under the Plan within two years after the beginning of the applicable Offering Period (a “disqualifying disposition”), the amount by which the fair market value of the shares at the time of purchase exceeded the purchase price of the Shares will be treated as ordinary income in the nature of compensation received by the participant in the year of the disqualifying disposition. The Company may be required to withhold income taxes related to such ordinary income from other payments due to the participant. The Company and its subsidiaries will be entitled to a corresponding income tax deduction equal to the amount treated as compensation to the participant. Any amount realized from a disqualifying disposition in excess of the sum of the purchase price of the Shares and the amount treated as compensation income will be taxed as capital gain. If the amount realized from a disqualifying disposition is less than the sum of the purchase price of the Shares and the amount treated as ordinary income, the difference will be treated as a capital loss. The tax rate on any capital gain will depend on the participant’s holding period with respect to the shares. Generally, for purposes of determining this rate, the participant’s holding period for the shares begins on the Exercise Date (i.e., the date the shares are purchased). Generally stock held for more than one year qualifies for long-term capital gain or loss treatment.

     If the participant dies while owning Shares purchased under the Plan, then an amount equal to the lesser of (a) the amount by which the fair market value of the Shares on the first day of the Offering Period for the shares exceeded the purchase price of the Shares, calculated on that date, or (b) the amount by which the fair market value of the Shares at the time of the participant’s death exceeded the purchase price of the Shares must be reported as compensation income on the participant’s final income tax return. Neither the Company nor any of its subsidiaries will be entitled to a deduction for income tax purposes as a result of the participant’s death while owning Shares purchased under the Plan.

     The Internal Revenue Service recently published guidance indicating that the purchase and subsequent sale of shares under a section 423 employee stock purchase plan will not result in withholding for purposes of the income tax, Social Security or Medicare tax if the stock is purchased before January 1, 2003. These rules are subject to change. In particular, for purchases that occur on or after January 1, 2003, income tax, Social Security and Medicare withholding may be required at the time of the purchase or sale of stock under the Plan. By enrolling in the Plan, each participant is agreeing that the Company may take such steps as it deems necessary in order to ensure that any applicable withholding taxes are paid, including by paying to the Company payroll deductions withheld that would otherwise be used to purchase shares under the Plan, by withholding those taxes from other amounts due from the Company to the participant, by requiring that a portion of the proceeds from the sale of shares be paid to the Company in satisfaction of that liability, or otherwise. Each participant will be obligated for any withholding amounts not otherwise satisfied by any of these means. Moreover, since the withholding rate for income taxes may be lower than the participant’s actual tax rate, the participant may owe taxes in addition to the amounts withheld.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” THIS PROPOSAL UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

STOCKHOLDER PROPOSALS

     No proposals have been submitted by stockholders for consideration at the Annual Meeting. Any proposal relating to a proper subject which an eligible stockholder of the Company may intend to present for action at the 2002 Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company not later than June 4, 2002, to be considered for inclusion in the Company’s Proxy Statement and form of Proxy relating to that meeting. The Company may have discretionary authority to vote on a stockholder proposal if it is not received by the Company before August 17, 2002. The Company anticipates that next year’s annual meeting will take place on October 30, 2002.

OTHER MATTERS

     The Company does not know of any business other than that described herein which will be presented for consideration or action by the stockholders at the Annual Meeting. If, however, any other business shall properly come before the Annual Meeting, shares represented by Proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes. Representatives of Ernst &Young LLP, the Company’s independent auditors, are expected to be present at the Annual Meeting. At that time they will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

ANNUAL REPORT TO STOCKHOLDERS

     The Annual Report of the Company for the 2001 fiscal year, which contains the Annual Report on Form
10-K (without exhibits), is being mailed to stockholders together with this Proxy Statement.

     The Company will send to stockholders upon written request, without charge, an additional copy of the Annual Report on Form 10-K (without exhibits) for the year ended June 30, 2001 which the Company has filed with the Securities and Exchange Commission. The request must be directed to the attention of the Secretary, at the address of the Company set forth on the first page of this Proxy Statement.

By Order of the Board of Directors, /s/ Andrew G. Galef Andrew G. Galef Chairman of the Board of Directors, President and Chief Executive Officer
Los Angeles, California October 2, 2001 20

Appendix A

MAGNETEK, INC.
AUDIT COMMITTEE CHARTER

1. Members. The Board of Directors shall appoint an Audit Committee of at least three members, consisting entirely of “independent” directors of the Board, and shall designate one member as chairperson. For purposes hereof, “independent” shall mean a director who meets the New York Stock Exchange definition of “independence”, as determined by the Board.

     Each member of the Company’s audit committee must be financially literate and one member of the audit committee shall have accounting or related financial management expertise, both as provided in the Board’s judgment.

2. Purposes, Duties, and Responsibilities. The Audit Committee shall represent the Board of Directors in discharging its responsibility relating to the accounting, reporting and financial practices of the Company and its subsidiaries, and shall have general responsibility for surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries. Specifically, the Audit Committee shall:

(i) Recommend to the Board of Directors, and evaluate, the firm of independent certified public accountants to be appointed as auditors of the Company, which firm shall be ultimately accountable to the Board of Directors through the Audit Committee.

(ii) Review with the independent auditors their audit procedures, including the scope, fees and timing of the audit, and the results of the annual audit examination and any accompanying management letters.

(iii) Review the written statement from the outside auditor of the Company concerning any relationships between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor and assess the independence of the outside auditor as required under Independent Standard Boards Standard No. 1.

(iv) Review and discuss with management and the independent auditors the Company’s annual audited financial statements, including an analysis of the auditors’judgment as to the quality of the Company’s accounting principles.

(v) Review with management and the independent auditors the results of any significant matters identified as a result of the independent auditors’interim review procedures.

(vi) Review the adequacy of the Company’s internal controls.

(vii) Review significant changes in the accounting policies of the Company and accounting and financial reporting rule changes that may have a significant impact on the Company’s financial reports.

21

(viii) Review material contingent liabilities of the Company on a periodic basis.

(ix) Review the adequacy of the Audit Committee Charter on an annual basis.

3. Meetings. The Audit Committee shall meet as often as may be deemed necessary or appropriate in its judgment, generally four times each year, either in person or telephonically. The Audit Committee shall meet in executive session with the independent auditors at least annually. The Audit Committee shall report to the full Board of Directors with respect to its meetings. The majority of the members of the Audit Committee shall constitute a quorum.

APPENDIX B

2001 MAGNETEK, INC.

EMPLOYEE STOCK PURCHASE PLAN

I
INTRODUCTION

1.1 Purpose. The Magnetek, Inc. Employee Stock Purchase Plan (the “Plan”) is intended to provide employees of Magnetek, Inc. (the “Company”) and its Designated Subsidiaries (as defined below) with an opportunity to purchase shares of the Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

II
DEFINITIONS

2.01	“Board” shall mean the Board of Directors of the Company.

2.02	“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.03	“Committee” shall mean the individuals described in Section 11.01

2.04	“Common Stock” shall mean the Common Stock of the Company.

2.05	“Company” shall mean Magnetek, Inc., a Delaware corporation.

2.06	“Compensation” shall mean the total cash compensation paid to the participant, including overtime pay, bonuses (e.g. sales, variable compensation, profit-sharing, signing bonus), shift differential pay, and commissions, but excluding severance pay, moving expense reimbursement, expatriate allowances, wellness bonuses, authors’guild awards, patent awards, performance plus awards, tuition reimbursement, Christmas bonuses, employee referral awards, distributions from nonqualified deferred compensation plans and any other extraordinary or incentive compensation determined by the plan administrator not to be a part of the basic compensation package of the Company.

2.07	“Designated Subsidiary” shall mean any shall mean any present or future, domestic or foreign, corporation which (i) is or becomes a “subsidiary corporation” of the Company as that term is defined in ‘Section 424(f) of the Code and (ii) is designated as a participant in the Plan by the Board, in its sole discretion and subject to amendment from time to time.

2.08	“Employee” shall mean any person employed by the Company or any Designated Subsidiary whose customary employment with the Company is at least twenty (20) hours per week. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

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2.09	“Enrollment Date” shall mean the first day of each Offering Period.

2.10	“Exercise Date” shall mean the last day of each Offering Period.

2.11	“Fair Market Value” shall mean the closing sales price for the Company’s Common Stock (or the closing bid if no sales were reported) as quoted on any established stock exchange on which the stock is listed for the last market trading day on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

2.12	“Offering Period” shall mean a period of approximately three (3) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after the first day of each calendar quarter and terminating on the last Trading Day on or before the last day of each calendar quarter; provided, however, that the first Offering Period under the Plan shall commence with the first Trading Day on or after the date on which the Securities and Exchange Commission declares the Company’s Registration Statement with respect to the Plan effective and ending on the last Trading Day on or before the last day of the calendar quarter. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

2.13	“Plan” shall mean this Employee Stock Purchase Plan.

2.14	“Plan Representative” shall mean any person designated from time to time by the Committee to receive certain notices and take certain other administrative actions relating to participation in the Plan.

2.15	“Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Board pursuant to Section 12.03 of the Plan.

2.16	“Trading Day” shall mean a day on which the national stock exchanges and the NASDAQ System are open for trading.

III ELIGIBILITY AND PARTICIPATION

3.01	Initial Eligibility. Any Employee who is employed by the Company or any Designated Subsidiary on a given Enrollment Date shall be eligible to participate in the Plan with respect to any offerings of Common Stock under the Plan that commence after the Employee becomes eligible to participate. Persons who are not Employees are not eligible to participate in the Plan.

3.02	Restrictions on Participation. Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an option to purchase shares of Common Stock under the Plan:

(a) if, immediately after the grant, the Employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the attribution rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee); or

(b) which permits the Employee’s right to purchase stock under all Code Section 423 Employee stock purchase plans of the Company to accrue at a rate that exceeds $12,500 of fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

3.03	Commencement of Participation. An eligible Employee may become a participant by completing an authorization for payroll deductions on the form provided by the Company and filing the completed form with the Plan Representative on or before the filing date set by the Committee,

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which date shall be prior to the commencement of the next Offering Period. Payroll deductions for a participant shall commence on the next following payday after commencement of the first Offering Period after the Employee’s authorization for payroll deductions becomes effective and shall continue until termination of the Plan or the participant’s earlier termination of participation in the Plan. Each participant in the Plan shall be deemed to continue participation until termination of the Plan or the participant’s earlier termination of participation in the Plan pursuant to Section 8 below.

IV STOCK SUBJECT TO THE PLAN AND OFFERINGS

4.01	Stock Subject to the Plan. The Board of Directors shall reserve initially for issuance under the Plan an aggregate of one million (1,000,000) shares of the Company’s Common Stock, which shares shall be authorized but unissued shares of Common Stock. The Company’s Board of Directors may from time to time reserve additional shares of authorized and unissued Common Stock for issuance pursuant to the Plan, subject to any required shareholder approval; provided, however, that at no time shall the number of shares of Common Stock reserved be greater than permitted by applicable law.

4.02	Offerings. The Plan will be implemented by four annual offerings of the Company’s Common Stock each calendar year (the “Offerings”). The first offering for each year that the Plan is in effect will begin on January 1 or the first Trading Day thereafter and end on March 31 or the last Trading Day prior to March 31, the second Offering will begin on April 1 or the first Trading Day thereafter and end on June 30 or the last Trading Day prior to June 30, the third Offering will begin on July 1 or the first Trading Day thereafter and end on September 30 or the last Trading Day prior to September 30, and the fourth Offering will begin on October 1 or the first Trading Day thereafter and end on December 31 or the last Trading Day prior to December 31. The first day of each Offering shall be deemed the “Offering Commencement Date” and the last day the “Offering Termination Date” for such Offering. The first offering under this plan will begin on January 1, 2002, or the first Trading Day thereafter.

V PAYROLL DEDUCTIONS

5.01	Amount of Deduction. Participants in the Plan will be permitted to elect payroll deductions of any whole percentage from one percent (1%) through ten percent (10%) of such participant’s Compensation for each pay period during an Offering Period, provided such participant’s total deduction does not exceed $12,500 per annum, as specified in Section 3.02(b).

5.02	Participant’s Account. All payroll deductions made for a participant shall be credited to an account established for such participant under the Plan.

5.03	Changes in Payroll Deductions. A participant may reduce or increase future payroll deductions (within the limits described in Section 5.01) by filing with the Plan Representative a form provided by the Company for such purpose. The effective date of any increase or reduction in future payroll deductions will be the first day of the next pay period following the processing of the change form by the Plan Representative.

VI GRANTING OF OPTION

6.01	Number of Option Shares. On the Commencement Date of each Offering Period, each participating Employee shall be deemed to have been granted an option to purchase on the

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Exercise Date of the Offering Period, a maximum number of shares of Common Stock equal to the amount of the Employee’s payroll deductions accumulated prior to the Exercise Date and held in the Participant’s Account, divided by the applicable Purchase Price determined as provided in Section 6.02 below; provided that such purchase shall be subject to the limitations set forth in Section 3.02 hereof, and further provided that no fractional shares shall be issued, but instead any remaining Account balance shall be carried over to the next Offering Period. Exercise of the Option shall occur as provided in Section 7 hereof, unless the participant has withdrawn pursuant to Section 8 hereof. The Option shall expire on the last day of the Offering Period if not exercised.

6.02	Purchase Price. The Purchase Price of stock purchased with payroll deductions made during any Offering Period shall be the lower of:

(a) 85% of the closing price of the stock on the Offering Commencement Date for such Offering Period or the next business day on which trading occurred on the national stock exchange; or

(b) 85% of the closing price on the Offering Termination Date for such Offering Period or the nearest prior business day on which trading occurred on the national stock exchange.

VII EXERCISE OF OPTION

7.01	Automatic Exercise. Each participant’s option for the purchase of stock with payroll deductions made during any Offering Period will be deemed to have been exercised automatically on the applicable Offering Termination Date for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in the participant’s account at the time will purchase at the applicable Purchase Price.

7.02	Withdrawal of Account. No participant in the Plan shall be entitled to withdraw any amount from the accumulated payroll deductions in his or her account; provided, however, that a participant’s accumulated payroll deductions shall be refunded to the participant as and to the extent specified in Section 8.01 below upon termination of such participant’s participation in the Plan.

7.03	Fractional Shares. Fractional shares of Common Stock will not be issued under the Plan. Any accumulated payroll deductions that would have been used to purchase fractional shares, unless refunded pursuant to Section 7.02 above, will be held, without interest, for the purchase of Common Stock in the following Offering Period.

7.04	Exercise of Options. During a participant’s lifetime, options held by such participant shall be exercisable only by such participant.

7.05	Delivery of Stock to Trust. After the Offering Termination Date of each Offering Period, the Company will deliver to a trust account held by the Representative the shares of Common Stock purchased by each participant during that Offering Period.

7.06	Stock Transfer Restrictions. The Plan is intended to satisfy the requirements of Section 423 of the Code. A participant will not obtain the benefits of this provision if such participant disposes of shares of Common Stock acquired pursuant to the Plan within two (2) years from the Offering Commencement Date. Therefore, each participant’s shares will be held in trust until such time as the shares can be disposed of without losing the benefits of Section 423. Thereafter, certificates representing the shares held by a participant will be distributed pursuant to the participant’s written instructions on file with the Plan Representative. Notwithstanding the foregoing, the restriction period on disposition of shares does not apply if the participant experiences a

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“financial hardship,” which includes an immediate and heavy financial need attributable to (i) certain medical expenses of the participant, his spouse and dependents, (ii) costs directly related to the purchase of a principal residence, (iii) tuition for the next 12 months of post-secondary education for the participant or his spouse or dependents, or (iv) payments necessary to prevent eviction from or foreclosure on the mortgage of the participant’s principal residence. The Committee or the Plan Representative may eliminate this financial hardship exception to the stock restriction rules at any time.

VIII WITHDRAWAL

8.01	In General. A participant may stop participating in the Plan at any time by giving written notice to the Plan Representative. Upon processing of any such written notice, no further payroll deductions will be made from the participant’s Compensation during such Offering Period or thereafter, unless and until such participant elects to resume participation in the Plan by providing written notice to the Plan Representative pursuant to Section 3.03 above. Such participant’s payroll deductions accumulated prior to processing of such notice shall be applied toward purchasing full shares of Common Stock in the then-current Offering Period as provided in Section 7.01 above. Any cash balance remaining after the purchase of shares in such Offering Period shall be refunded promptly to such participant.

8.02	Effect on Subsequent Participation. A participant’s withdrawal from participation during any Offering Period will not have any effect upon such participant’s eligibility to participate in any succeeding Offering Period or in any similar plan that may hereafter be adopted by the Company and for which such participant is otherwise eligible.

8.03	Termination of Employment. Upon termination of a participant’s employment with the Company or any Designated Subsidiary for any reason, including retirement or death, the participant’s payroll deductions accumulated prior to such termination, if any, shall be applied toward purchasing full shares of Common Stock in the then-current Offering Period, and any cash balance remaining after the purchase of shares in such Offering shall be refunded to him or her, or, in the case of his or her death, to the person or persons entitled thereto under Section 12.01, and his or her participation in the Plan shall be deemed to be terminated.

IX INTEREST

9.01	Payment of Interest. No interest will be paid or allowed on any money paid into the Plan or credited to the account of or distributed to any participant Employee.

X STOCK

10.01	Participant’s Interest in Option Stock. No participant will have any interest in shares of Common Stock covered by any Option held by such participant until such Option has been exercised as provided in Section 7.01 above.

10.02	Registration of Stock. Shares of Common Stock purchased by a participant under the Plan will be registered in the name of the participant, or, if the participant so directs by written notice to the Plan Representative prior to the termination of the Offering Period, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with rights of survivorship or as tenants in common or tenants by the entireties, to the extent permitted by applicable law.

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10.03	Restrictions on Exercise. The Board of Directors or its delegate may, in its discretion, require as conditions to the exercise of any Option that the shares of Common Stock reserved for issuance upon the exercise of such Option shall have been duly listed, upon official notice of issuance, upon a stock exchange or market, and that either:

(a)	a registration statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective, or

(b)	the issuance qualifies for an exemption from registration and the participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is his or her intention to purchase the shares for investment and not for resale or distribution.

XI ADMINISTRATION

11.01	Appointment of Committee. The Board of Directors shall appoint a Committee to administer the Plan. The Board or Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility to participate in the Plan and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or Committee shall, to the full extent permitted by law, be final and binding upon all parties. The Committee’s discretionary authority shall include the ability to make such adjustments or modifications to the terms and conditions of the Plan and the Offerings thereunder to Employees who are working outside the United States as are advisable to fulfill the purposes of the Plan or to comply with local law, and to authorize foreign Designated Subsidiaries to adopt foreign sub-plans as provided in Section 12.08. The Committee’s discretionary authority shall also include the ability to delegate its duties and responsibilities hereunder with respect to such foreign sub-plans, except its duties and responsibilities with respect to any Section 16 Persons, and the acts of such delegates shall be treated hereunder as acts of the Committee.

XII MISCELLANEOUS

12.01	Designation of Beneficiary. A participant may file with the Plan Representative a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash under the Plan upon the participant’s death. The participant may change such designation of beneficiary at any time by written notice to the Plan Representative. Upon the death of a participant and receipt by the Company of proof of identity and existence at the participant’s death of a beneficiary validly designated by the participant under the Plan, and subject to Section 8 above concerning withdrawal from the Plan, the Company shall deliver such shares of Common Stock and/or cash to such beneficiary. In the event of the death of a participant lacking a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares of Common Stock and/or cash to the spouse or to any one or more dependents of the participant, in each case without any further liability of the Company whatsoever under or relating to the Plan. No beneficiary shall, prior to the death of the participant by whom he or she has been designated, acquire any interest in the shares of Common Stock and/or cash credited to the participant under the Plan.

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12.02	Transferability. Neither payroll deductions credited to any participant’s account nor any option or rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may, in its discretion, treat such act as an election to withdraw from participation in the Plan in accordance with Section 8.01.

12.03	Adjustment Upon Changes in Capitalization.

(a) If, while any options are outstanding under the Plan, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through any reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding options and in the Option Price or Prices applicable to such outstanding options. In addition, in any such event, the number and/or kind of shares that may be offered in the Offerings described in Section 4 hereof shall also be proportionately adjusted. No such adjustments shall be made for or in respect of stock dividends. For purposes of this paragraph, any distribution of shares of Common Stock to shareholders in an amount aggregating 20% or more of the outstanding shares of Common Stock shall be deemed a stock split, and any distribution of shares aggregating less than 20% of the outstanding shares of Common Stock shall be deemed a stock dividend.

(b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or capital stock of the Company to another corporation, the Committee may either terminate the Offering Period early, so as to end immediately before the closing date of such transaction, such that the Company Common Stock is issued before the consummation of such event, or, if the Committee does not accelerate the Exercise Date, then the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the next Offering Termination Date, upon the exercise of such option, for each share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction. The Board of Directors shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 12.03 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which each such holder of any such option might hereafter be entitled to receive.

12.04	Amendment and Termination. The Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the shareholders of the Company, alter (i) the aggregate number of shares of Common Stock which may be issued under the Plan (except pursuant to Section 12.03 above), or (ii) the class of employees eligible to receive options under the Plan, other than to designate additional Subsidiary Corporations as Designated Subsidiaries; and provided further, however, that no termination, modification, or amendment of the Plan may, without the consent of an Employee then having an option under the Plan to purchase shares of Common Stock, adversely affect the rights of such Employee under such option.

12.05	Effective Date. The Plan shall become effective upon approval by the holders of a majority of the shares of Common Stock present and represented at the annual meeting of the shareholders of the

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Company to be held October 31, 2001. If the Plan is not so approved, the Plan shall not become effective.

12.06	No Employment Rights. The Plan does not, directly or indirectly, create in any person any right with respect to continuation of employment by the Company or any Subsidiary Corporation, and it shall not be deemed to interfere in any way with the Company’s or any Subsidiary Corporation’s right to terminate, or otherwise modify, any employee’s employment at any time.

12.07	Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

12.08	Foreign Sub-Plans. The Committee may authorize any foreign Designated Subsidiary to adopt a sub-plan to facilitate offerings of Common Stock hereunder. All grants of Options to purchase Common Stock under such foreign sub-plan shall be treated as grants under the Plan, and shall be subject to the overall Plan limits on the number of shares of Common Stock subject to the Plan. Such foreign sub-plan shall have such terms and provisions as the Committee permits, not inconsistent with the purposes of the Plan, but which may be more or less restrictive than those contained in the Plan, in order to conform with local law or practices. Options granted under such foreign sub-plans shall be governed by the terms of the Plan except to the extent expressly provided in the foreign sub-plan, in which case the terms of such foreign sub-plan shall control.

12.09	Governing Law. The laws of the State of California will govern all matters relating to this Plan except to the extent superseded by the federal laws of the United States.

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Schedule A

Designated Subsidiaries

1.	Each Subsidiary Corporation organized under the laws of any of the United States of America.

2.	Magnetek S.p.A

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ADDENDUM FOR EMPLOYEES DOMICILED IN ITALY

(Appendix A to Plan)

     Notwithstanding any other provision of this Plan to the contrary, the following terms shall apply to any individuals employed by an entity incorporated or otherwise domiciled in Italy:

1.	Section 2.08 shall read as follows:

“Employee” shall mean any person employed by the Company or any Designated Subsidiary. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence as set forth in the Employee’s employment agreement or the leave of absence approved by the Company, as applicable. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

2.	The definition of “Purchase Price” shall be amended by adding the following paragraph to the end thereof:

The Purchase Price may be increased by the Committee in its discretion to limit the Total Value of the Fiscal Discount to four million (4,000,000) Lira or the Euro equivalent of four million (4,000,000) Lira, or such other amount as permissible under Italian law.

3.	The following definition shall be added to the end of Section 2 of the Plan:

“Total Value of the Fiscal Discount” shall mean with respect to the stock granted under the Plan to each participant in any one calendar year a maximum of four million (4,000,000) Lira or Euro equivalent of four million (4,000,000) Lira, or such other amount as permissible under Italian Law. The value of the fiscal discount for this purpose is calculated as the difference between the stock price paid at the grant and the arithmetical average of the stock prices as quoted on the New York Stock Exchange for the month ending on the purchase date. For the purpose of this definition, the “last month” is the period of time ending on the purchase date and beginning on the same day of the previous month. In no event may the Total Value of the Fiscal Discount be exceeded by any participant during a year.

4.	Section 3.02 shall not apply.

5.	Section 7.06 reads as follows:

Stock Transfer Restrictions. A participant is not permitted to dispose of shares of Common Stock acquired pursuant to the Plan within a period of time beginning on the day in which Common Stock is purchased by the participant and ending on the third annual anniversary thereof. Therefore, each participant’s shares will be held in trust until such time. Thereafter, certificates representing the shares held by a participant will be distributed pursuant to the participant’s written instructions on file with the Plan Representative.

6.	Section 10.02 reads as follows:

Registration of Stock. Shares of Common Stock purchased by a participant under the Plan will be registered in the name of the participant.

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1.	Election of Directors

FOR all nominees listed below |_|

WITHHOLD AUTHORITY to vote for all nominees listed below |_|

*EXCEPTIONS |_|

Nominees: Andrew G. Galef, Thomas G. Boren, Dewain K. Cross, Paul J. Kofmehl, Frederick D. Lawrence, Mitchell I. Quain and Robert E. Wycoff
(INSTRUCTIONS: To vote your shares for all Director nominees, mark the “For” box on Item 1. To withhold voting for all Director nominees, mark the “Withhold Authority” box on Item 1. If you wish to vote for some but not all director nominees, mark the “Exceptions” box on Item 1 and enter the name(s) of the Director nominee(s) for whom you wish to withhold voting in the space provided.)

*Exceptions

2.	Approval of adoption of the 2001 Employee Stock Purchase Plan of Magnetek, Inc.

3.	The undersigned hereby confers upon the proxies the discretion to act upon such other business as may properly come before said meeting or adjournment thereof.

FOR |_| AGAINST |_| ABSTAIN |_|

I plan to attend the meeting. Yes |_| No |_|

Change of Address or Comments Mark Here |_|

Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated October 2, 2001 is hereby acknowledged.

Dated:

Signature of Stockholder

Signature of Stockholder

(Please date and sign exactly as name appears on this proxy. Joint owners should each sign. If the stockholder is a corporation, please set forth full corporate name and a duly authorized officer should sign stating name and title. Executors and trustees should give full title as such.)

Votes MUST be indicated (x) in Black or Blue ink. |X|

Please return this proxy promptly in the enclosed envelope, which requires no postage if mailed in the U.S.

PROXY

MAGNETEK, INC.
Annual Meeting of Stockholders, October 31, 2001
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints ANDREW G. GALEF and DAVID P. REILAND, or either of them, attorneys and proxies to represent the undersigned, with power of substitution, to appear and to vote all shares of stock of MAGNETEK, INC. (the “Company ”) which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Financial Relations Board/BSMG Worldwide, 640 5th Avenue at 51st Street, New York, New York, on October 31, 2001, at 10:00 a.m.and any adjournment thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the shareholder named on the reverse side. If no direction is given, this proxy will be voted FOR proposals 1 and 2 and in the proxies’ discretion on any other matters coming before the meeting.

(Continued and to be voted, dated and signed on the reverse side.)

MAGNETEK, INC.
P.O. BOX 11128
NEW YORK, N.Y. 10203-0128